UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 2, 2004

INTERMOUNTAIN COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

Idaho

(State or other jurisdiction of incorporation)

(Commission File Number) 000-50667	(IRS Employer Identification No.) 82-0499463

231 N. Third Avenue
Sandpoint, Idaho 83864
(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (208) 263-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On November 2, 2004, Intermountain Community Bancorp (“Intermountain”) completed its pending merger with Snake River Bancorp, Inc. (“Snake River”), and Panhandle State Bank (“Panhandle”), a subsidiary of Intermountain, completed it pending merger with Magic Valley Bank (“Magic Valley”), a subsidiary of Snake River. Magic Valley will operate as a division of Panhandle. The mergers were completed pursuant to a Plan and Agreement of Merger dated as of July 23, 2004 (the “Agreement”). The Agreement provides that each shareholder of Snake River will receive 0.93 shares of Intermountain common stock, and $8.22 in cash for each share of Snake River common stock owned as of the Closing Date. Pursuant to the terms of the Agreement, all outstanding shares of Snake River common stock were cancelled, except for dissenting shares, in exchange for an aggregate of approximately $4,500,000 in cash and 505,000 shares of Intermountain common stock.

Item 5.02(d) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective November 2, 2004, Jim Patrick and Ron Jones were appointed to the board of directors of Intermountain pursuant to the terms of the Agreement. Mr. Patrick was placed in Class 1 (term expiring at Intermountain’s 2005 annual meeting) and Mr. Jones in Class 2 (term expiring at Intermountain’s 2006 annual meeting). Prior to their appointment, Mr. Patrick and Mr. Jones served as directors of Snake River and Magic Valley. Intermountain has not yet determined the committee(s) on which Mr. Patrick and Mr. Jones will serve.

Mr. Patrick and Mr. Jones are members of Perrine LLC, which owns the property in which the main office of Magic Valley is located. Pursuant to terms in the Agreement, the Perrine lease has been amended to grant Intermountain a two-year option to acquire the property for $2.5 million.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

     99.1 Press Release dated November 2, 2004, announcing the closing of the transaction.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: November 2, 2004

INTERMOUNTAIN COMMUNITY BANCORP
By	/s/ Curt Hecker

Curt Hecker
President and Chief Executive Officer